Exhibit 21.1

Bogd FT Limited

List of Subsidiaries

Name of Subsidiaries	Jurisdiction of Incorporation or Organization
Bogd FT Holdings Pte. Ltd.	Singapore
Bogd Bank JSC	Mongolia